841 Putnam International Equity Fund
12/31/07 Semiannual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended December	31, 2007, Putnam Management
has assumed $11,856 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	$106,979
		Class B	14,689
		Class C	 5,391

72DD2	Class M	 $1,875
		Class R	    155
		Class y	 43,407

73A1		Class A	$0.910
		Class B	0.594
		Class C	0.648

74A2		Class M	$0.726
		Class R	0.843
		Class Y	0.998

74U1		Class A	142,278
		Class B	 30,008
		Class C	 10,070

74U2		Class M	  3,153
		Class R	    233
		Class Y	 53,497

74V1		Class A	$27.52
		Class B	26.36
		Class C	26.94

74V2		Class M	$27.03
		Class R	27.24
		Class Y	27.75


Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.